USA Mobility, Inc. Investor Conference Call
November 9, 2006
11:00 a.m. Eastern Time

Operating Results for the 3rd Quarter Ended September 30, 2006

Operator: Good morning and welcome to USA Mobility’s Third Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, Tom Schilling, CFO & Treasurer, Peter Barnett, COO, Scott Tollefsen, General Counsel and Secretary; Mark Garzone, Executive Vice President of Marketing and Shawn Endsley, Controller. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for this Company Update. Before we begin, our General Counsel, Scott Tollefsen, will make a brief statement.

Mr. Tollefsen: Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income as well as other predictive statements or plans dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2005 Form 10-K and related Company documents filed with the SEC, for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Mr. Kelly: Thank you, Scott.

Before Tom and I update you on our third quarter results, I wanted to again thank those of you who were able to attend our August investor meeting in New York – either in person or by phone. The meeting not only gave us the chance to meet many of you, but it allowed us the opportunity to fully brief you on our operations and business strategy. At the same time, I hope the presentation gave you some insights into USA Mobility and how to look at us from an investment perspective. For those who may have missed the meeting, our presentation is still accessible in the Investor Relations section of our web site. Likewise, a transcript of the meeting was filed in an 8-K on August 15th.

While 90 days have passed since that meeting took place, I mention it today for two reasons: (1) most of what was discussed then is still relevant and timely today; and (2) some of the information we will share with you this morning will update you on topics discussed at that meeting.

I would also note that we expect to host our next group investor meeting in early May in conjunction with our annual shareholder meeting. The meeting most likely will be held again in New York City. We will keep you advised on details of that meeting when they are firmed up.

Given the amount of material we covered in August, we thought we’d keep our prepared remarks relatively brief this morning. This should allow us some additional time to address your questions.

As we approach the second anniversary of the merger between Arch and Metrocall, I wanted to take a quick moment and recount the enormous progress we’ve made over the past two years. Among our accomplishments, we:

•	Merged and successfully integrated the nation’s two largest paging companies.

•	Assembled a dedicated and highly motivated management team.

•	Realized substantial merger synergies and costs savings by reducing operating expenses, excluding depreciation, amortization and accretion, from pro-forma $567.0 million in 2004, to $460.1 million in 2005 and to below $360 million expected for 2006. Reducing costs over $100 million per year, while increasing our sales productivity and investing in marketing represents a solid accomplishment.

•	Generated $230 million in free cash flow since December 31, 2004.

•	Retired $140 million in bank debt and became a debt-free company.

•	Returned $123 million of capital to shareholders in the form of return of capital special dividend distributions.

•	Announced adoption of a regular quarterly dividend beginning in the fourth quarter of 2006.

•	Negotiated long-term and cost-effective agreements with our major site landlords and vendors.

•	Began exploring numerous alternative sources of revenue.

•	Upgraded and re-focused our sales and marketing organization around our key customer segments, specifically healthcare, government and large enterprise.

•	Redefined our business strategy and expanded our marketing message to reflect our capability as a provider of multiple wireless services.

•	And we adopted a new logo, brand identification, and tagline: “One Source for Wireless” to communicate our new business focus.

These are just a few of the Company’s numerous achievements since the merger. While there is clearly much more work to be done, I’m very proud of what our team of dedicated employees has accomplished over the past 24 months.

In terms of our results year to date and our outlook for the full year, obviously we are pleased with our ability to place units into our customers’ hands. We have seen increases in our gross additions yet again in the third quarter as well as continued improvements in our sales productivity reflected by an increase in monthly additions per rep. We have worked very hard to incentivize and motivate the sales team to achieve this and we will continue to focus on selling and marketing as a priority in 2007.

We are also very pleased with our operating expenses and our continued drive to position the company with a long term, low cost operating structure. As such, we have improved our outlook in this area by lowering our anticipated full year expense guidance with today’s earnings release.

With respect to the third quarter, I’m pleased to report that our operating results compared favorably in most areas to our forecast and represented another solid quarter of progress for the Company. Tom will review the financial details in a moment. However, key highlights of the quarter are as follows:

1.	Subscriber trends for the most part continued to improve during the quarter, with the annual rate of unit erosion declining to 16.7 percent from 17.2 percent in the second quarter and 17.6 in the first quarter. Net unit losses for the quarter were 172,000 compared to 203,000 in the second quarter and 252,000 in the first quarter. Also, net subscriber churn improved to 3.9 percent from 4.4 percent in the second quarter as gross placements increased for the second straight quarter, helping to partially mitigate the impact of our gross unit cancellations. In addition, sales productivity continued to improve, with direct monthly adds per sales rep increasing to 141 in the third quarter, compared to 134 in the second quarter and 117 in the first quarter. This resulted in yet another consecutive increase in total gross subscriber additions to 165k in the third quarter, compared to 157k in the second quarter and 151k in the first quarter. Our internal budget forecast for Q3 gross additions was 155k so obviously, we are pleased with these results.

2.	While we are encouraged by our recent subscriber gross addition trends, our improved sales productivity, and the modest sequential improvement in our rate of gross subscriber cancellations, we are disappointed that our gross cancellations have been running higher than we anticipated through the third quarter. Total gross subscriber cancellations were 337k for Q3 or 7.6% as compared to 360k for Q2 or 7.8% and 404k for Q1 or 8.3%. Our internal budget forecast for Q3 had been for gross cancellations to be 320k so obviously, we are disappointed with these results and we need to redouble our efforts in this hard to control area.

3.	Revenue declined $7.7 million during the third quarter compared to $7.7 million in the second quarter and $8.5 million in the first quarter. The annual rate of revenue erosion rose slightly during the quarter. The revenue impact of our sequential slow down in net subscriber losses was offset by a reduction in our Average Revenue Per Unit. In a couple minutes Tom will talk about this dynamic. Nonetheless, as we’ve said previously, we continue to expect to see improvement in the annual rate of revenue erosion over time.

4.	Operating expenses, less depreciation, amortization and accretion, for the third quarter declined 3.7 percent to $86.3 million, well ahead of plan. Expense reductions came from virtually all expense categories and reflect our ongoing commitment to manage costs efficiently and in recognition of our lower revenue base. Going forward, we expect operating expenses will continue to decline, albeit at a slower rate than we’ve experienced since the merger.

5.	We paid a special cash dividend of $3.00 per share in July, representing a total distribution of approximately $82 million. As we stated at the time, we expect the distribution will be treated as a return of capital based on full-year results. Once again, the distribution confirmed our cash flow strategy and commitment to return cash to shareholders.

6.	Also reflecting our capital allocation policy, we adopted a regular quarterly dividend of $0.65 per share of common stock. As announced last week, the first quarterly dividend will be paid on December 7 to holders of record on November 16. This dividend will also represent a return of capital to our shareholders.

During the third quarter we also made a concerted effort to communicate our expanding capabilities as a provider of multiple wireless services beyond traditional paging and wireless messaging. As a follow-up to our corporate branding strategy launched last spring – which repositioned the Company under the tagline “One Source for Wireless” – we unveiled a new web site at usamobility.com in late September that better describes the scope of our products and services and gives site visitors more tools and information about how we can meet their wireless solutions needs.

Another key initiative during the quarter was the deployment of Emergency Response Teams and resources to key high-risk locations in advance of the hurricane season. Although the number of severe storms was less than anticipated this year, we were still able to provide emergency relief to those paging and advanced messaging customers who were affected – including government agencies and private industry. As for those customers in high-risk areas who were not affected by major storms, I suspect they were glad to know our response teams were standing by and ready to provide support if needed.

Overall, we had a very good quarter, and we look for continued progress as we execute our business plans over the balance of the year.

I’ll have more to say about these and other items in a few minutes — including some new marketing initiatives and our business goals for 2007. But first our Chief Financial Officer, Tom Schilling, will review the Company’s third quarter financial results and share additional observations on our operating results....

Thanks Vince, and good morning.

As Vince mentioned, our third quarter results are a bit mixed. We are extremely pleased that gross pager placements and cost reductions continue to exceed our expectations. However we are disappointed that the rate of subscriber cancellation has not improved as much as expected.

I’ll start with the subscriber base where we continue to see modest, but steady improvement in the rate of net unit loss. As of September 30, 2006 the Company had 4,259,000 units in service, consisting of 3,721,000 direct units and 538,000 indirect units

On the direct side of our business our net unit loss in the third quarter was 3.5 percent compared to 3.7 percent in the second quarter. The entire improvement in the net rate is due to increased rate of gross additions from 3.3 percent in the second quarter to 3.5 percent in the third quarter, while the rate of disconnect remained constant at 7.0 percent in both quarters. The 7.0 percent disconnect rate we experienced in the third quarter was actually higher than the 6.6 percent disconnect rate from the third quarter of 2005. We had expected to see improvement to the disconnect rate experienced last year.

The annual rate of net subscriber loss in our direct base in the third quarter was 14.3 percent and has not improved since the fourth quarter of 2005.

On the indirect side, subscribers at the end of third quarter were 538,000, a decline of 6.7 percent from the end of second quarter. This is a marked improvement from 9.2 percent decline experienced during the third quarter of 2005.

As I mentioned, total subscribers at the end of third quarter were 4,259,000, a decline of 3.9 percent from the second quarter.

As part of our earnings release we’ve included a new schedule that provides supplemental subscriber statistics by customer segment. We view and manage the business within these five segments which includes Healthcare, Government, Large Enterprise, Other Direct, and our indirect segment. As we’ve discussed previously, we view the Healthcare, Government and Large Enterprise segments as strategic as they have significantly less subscriber erosion than the other two segments.

In the third quarter for example, Healthcare, Government, and Large Enterprise segments combine had a net unit loss of 2.1 percent, while the other direct segment and indirect segment collectively had net unit loss of 6.3 percent. This three fold differential in net churn rate has resulted in a steady and rapid customer mix shift toward our strategic segments. In just the past six months our three strategic segments have increased from 55.6 percent of total subscribers to 58.2 percent of total subscribers. We expect this mix shift to continue as we increase our vertical marketing initiatives.

Direct revenue per unit, or RPU, declined 1.7 percent from the second quarter to $9.16 in the third quarter. Indirect RPU declined 3.0 percent in third quarter to $4.82. In total RPU declined 1.6 percent.

The primary driver of our RPU decline is the changing mix of our customer base, and to a lesser extent reductions in pricing at a customer level. We’ve included a schedule with our earnings release that stratifies our direct customer base by account size. It shows that our smaller customers have significantly higher RPU than our average, but it also shows those customers are churning faster thereby becoming a smaller percentage of our total subscriber mix.

As you can see, each stratification of customer size under 1000 units has decreased as a percent of total direct units over the past year, collectively from 61.1 percent to 57.5 percent of total subscribers. And, obviously the customers with 1000 units or more have increased as a percent of total from 38.9 percent to 42.5 percent.

Since the RPU for customers with more than 1000 units is about 14 percent lower than the average, and the RPU for smaller customers exceeds the average RPU by as much as 50 percent, this continual shift is driving the majority of the RPU decline.

While mix is the most significant driver of RPU we do continue to experience competitive pressure on pricing. The competition, and its impact on RPU, is most evident in retaining and winning larger customers. The competition comes from other paging providers as well as competition with cell phones and wireless PDA’s.

As a result of the decline in RPU and the decline in subscribers, Paging revenue declined 5.7% to $112.1 million for the third quarter.

Cellular revenue was $1.7 million, a decline of $368,000 from second quarter. The reduction in revenue is from lower activations and is driven mostly by our intense focus and success on driving paging gross additions. We have recently begun hiring regional product managers responsible for increasing our cellular sales. This we expect will allow us to increase cellular activations in the future without negatively impacting paging gross additions.

Product revenue primarily consists of pager device sales for both lost devices and the sale of new devices; and, sales of our Integrated Resource Manager or IRM system sales. Product revenue for the third quarter was $4.9 million, a reduction of $329,000 from second quarter. Pager device sales have been declining along with the subscriber base, while IRM system sales increased about 3% in the quarter.

Total revenue in the third quarter was $119.6 million, a decline of 21.3 percent from the third quarter of 2005.

Third quarter operating expenses, excluding depreciation, amortization, and accretion, were $86.3 million, a reduction of $3.3 million or 3.7 percent from the second quarter. Compared to the year-ago quarter, operating expenses declined $24.1 million or 21.8 percent, which outpaced the annual rate of revenue decline of 21.3 percent that I noted a moment ago.

While the 3.7 percent reduction to operating expenses, excluding depreciation, amortization and accretion, is the smallest quarterly decrease since the creation of USA Mobility, it is also important to note that it exceeded our expectation. As we discussed at our meeting and conference call on August 9th, we had expected little reduction in expenses in the second half of the year.

Service, rental and maintenance expense in the third quarter was $42.5 million, a reduction of 5.1 percent from the second quarter, and a reduction of 21 percent from third quarter of 2005. The $2.3 million cost reduction in the quarter was driven largely from site rents, telecommunications, and repair and maintenance expenses. Within the $2.3 million savings nearly $700,000 was non-recurring benefits related to the settlements of telecommunication contract disputes in the quarter. However, the $1.6 million of recurring savings still exceeded our original expectations.

Selling and Marketing expense in the third quarter was $10.9 million, a decrease of 1.7 percent from second quarter and 3.5 percent decrease from the year-ago quarter. As we’ve discussed previously we’ve maintained a relatively stable investment in sales and marketing to continue to drive the gross paging additions.

General and administrative, or G&A, expenses were $31.0 million in the third quarter, a reduction of 3.8 percent from $32.2 million in the second quarter and a reduction of 28.6 percent from $43.4 million in the third quarter of 2005. Cost savings in the quarter were driven largely by payroll related cost and facilities expenses.

EBITDA, which we define as operating income plus the add-back of depreciation, amortization, and accretion expense and for which we have provided a reconciliation in our news release, was $33.3 million, or 27.8 percent of revenue. This compares to EBITDA of $37.6 million, or 29.6 percent of revenue, for the second quarter.

Depreciation, amortization, and accretion expense was $18.4 million in the third quarter, a 2.9 percent decrease from the second quarter and 36.4 percent decrease from the third quarter of 2005.

Third quarter operating income was $14.9 million, and income before tax was $15.7 million. Our income tax expense was $7.1 million, resulting in net income of $8.7 million or 31 cents per share.

Capital expenses were $5.2 million in the third quarter, an increase from $4.6 million in the prior quarter. Our capital expense is largely driven by pager device purchases.

The Company’s cash balance at September 30, 2006 was $58.7 million.

Based on our third quarter results, we remain comfortable with the updated revenue and capital expense guidance for 2006 that we provided at our August 9th investor meeting in New York. To repeat that prior guidance, we expect revenues for 2006 to range between $495 million and $500 million, and capital expenses to range from $20 million to $22 million. We are however lowering our guidance on operating expenses, excluding depreciation, amortization and accretion, from our previous range of $363 million to $368 million to $354 to $356 million. We are always pressing the envelope on cost reductions while balancing the need to provide the excellent and reliable service our customers expect. When we achieve success beyond our expectations, or when we meet resistance in achieving our expense goals, we will always try to communicate that to you in a timely manner.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.

Before we open up the call for questions, I wanted to comment briefly on several items, including: (1) subscriber trends; (2) revenue trends; (3) alternative sources of revenue; (4) marketing initiatives update; (5) our bid to participate in the government’s disaster relief programs; (6) progress on network rationalization; and (7) our business goals for 2007.

With respect to number one, Subscriber Trends, as noted earlier, we were pleased to see subscriber trends improve sequentially in the third quarter, generally consistent with our expectations. We ended the quarter with over 4.2 million units in service, which was slightly better than our business plan.

Looking ahead, we expect gross placements will continue to decline over the next few years, but our productivity per sales rep will continue to improve. We also expect these gains will continue to be offset by gross unit disconnects. That said we expect the total amount of net unit losses as well as the rate of that unit loss will continue to decline over time.

We have done a good job in the area of gross unit placements and sales productivity. We need to next put our focus in the area of subscriber gross unit cancellations. This is obviously a much more difficult challenge to tackle due to the fact that our own research indicates most customers leave paging for mobile telephony and broadband wireless technology as opposed to competing paging carriers. More on this in the quarters to come.

Number two, Revenue Trends. Although the pace of revenue erosion in the third quarter improved slightly from the second quarter in absolute dollars, we were disappointed that the overall rate of erosion was up on a percentage basis. Nonetheless, consistent with our subscriber outlook, we continue to believe the rate of revenue erosion will improve over time, and we are working diligently with our sales and marketing teams toward that end.

The challenge here is two-fold. We have to slow the rate of gross cancellations and find ways to enhance RPU going forward. Management is keenly aware of both of these priorities and much focus will be applied in the coming year to these key drivers.

With respect to number three, Alternative Sources of Revenue, as we noted at our New York meeting, we are continuing to explore opportunities to generate additional revenues from our existing network infrastructure and nationwide sales force as well as evaluate potential opportunities outside the Company that may support our overall cash flow based strategy and potentially offset the continued loss of paging revenue. To date we have not had great success in turning these opportunities into revenue. This simply has to change.

Toward that end we established a new business development group within our Marketing Group during the third quarter under the direction of Nancy Green, who was named Vice President of New Business Development. Nancy has more than 20 years experience in the sales and marketing of new systems technologies and helped launch our Systems Applications Division several years ago. Under her leadership, we are currently exploring new business opportunities and strategic alliances that can complement our core paging and wireless messaging services and provide additional revenue opportunities in our core segments. While we have nothing concrete to announce from these exploratory activities at the moment, we are excited by the momentum this group has established and will keep you informed of its progress over time.

Number four, our Marketing Update. As of September 30th our sales and marketing staff consisted of 437 professionals. They sell the Company’s paging products and services on a nationwide basis as well as resell other wireless products and services — such as Sprint Nextel mobile phones and Blackberry wireless email devices — under an authorized agent agreement. They also offer customers and prospective customers a broad range of wireless support services and other customized wireless data solutions.

I believe one of the most important initiatives the company has ongoing right now is the separation of our marketing strategy and ultimately our service strategy into focusing on our three distinct market segments, including Healthcare, Government and Large Enterprise, which makes up approximately 58 percent of our subscriber base and 54 percent of our total paging service revenue.

These top three groups also have the lowest churn rates within the base. We believe this targeted market approach will allow us to better define our sales goals and objectives for each market segment. This includes specific vertical market focus and strategies, integrated marketing plans, vertical sales channels, targeted packaging and positioning, bundling segment specific products with specialized pricing and recruiting of vertical segment experts.

During the quarter, we launched the Unication M 90 — the first new two-way paging device since the merger. The M 90 offers advanced features including a high-resolution display and icon-driven user interface, greatly improving the customers’ messaging experience. Additionally, the Address Book back-up and restore utility easily installs on a PC and includes the ability to synchronize the address book to Outlook. We believe these features on the M 90 help us better position our advanced messaging services into the large enterprise segment. Also, importantly, it shows our customers that there is a future in paging and that we have made the requisite investment in providing a future path for their two-way narrowband messaging needs.

We continue to make strides in defining additional opportunities in our most profitable segment, healthcare. As part of our overall effort to increase share and revenue in the healthcare market we developed a highly detailed, hospital database which when matched against our customer data provided us a detailed penetration analysis and insight into future opportunity. Hospitals are a well-defined and limited set of accounts; therefore this database will enable sales to uniquely track the activity against each hospital.

Our objectives for the Healthcare Segment initiative are to:

•	Increase penetration in our core medical segment by expanding business within existing hospital accounts;

•	Add new accounts, and;

•	Bundle Paging, Cellular and Systems products within those accounts

Item number five, our Government Business Initiative. Also, as we mentioned at our New York meeting, we have continued to make the case for the emergency response capabilities of our paging network with federal, state and local government officials. We believe that creating awareness of the value of paging among policymakers will lead to greater appreciation of paging and increased opportunities for using our network. We’ve already had some encouraging results.

We presented testimony to the FCC’s Independent Panel on the Impact of Hurricane Katrina on Telecommunications Networks during March. When the Panel issued its report to the FCC in June, it had strong praise for paging’s performance and contained recommendations calling for the increased use of paging for emergency communications. In July, we presented testimony to the Subcommittee on Telecommunications & the Internet of the Committee on Energy & Commerce of the U.S. House of Representatives concerning the Warning, Alert, and Response Network (or, WARN) Act. Congress passed the WARN Act in September, and the President signed the bill in October. The new law will allow us to provide local, regional, and national alerts in cases of natural and man-made disasters. We believe that providers of competing or substitute wireless services that don’t use a broadcast operating model or offer large group-call addressability are less likely to provide these alerts, resulting in an advantage for us.

Employees and shareholders have supported the development of our new PAC, or political action committee. Our non-partisan PAC will provide the means to support the election campaigns of federal candidates who we believe understand paging’s value and will support policies that favor our industry. We thank those employees, directors and shareholders who have contributed. Those interested in making a contribution can contact our general counsel, Scott Tollefsen.

On the Executive Branch side, we have taken every opportunity to educate the regulators about paging and to share the Company’s view in FCC rulemaking proceedings that would affect our operations. We’ve advocated for programs that would offer us business opportunities or independent validation to be used in retaining or adding customers. We’ve also had success warding off potential increases in costs that would depress our margins or drive customers away. We’ve seen increased understanding by the regulators of paging’s value and its areas of differentiation from other wireless services.

By continuing our involvement in policy matters before the Congress and FCC, by repeatedly highlighting our advantages (such as low cost, reliability, and our independent infrastructure), and by demonstrating an awareness of how we can contribute to achieving the government’s goals in wireless communications, we hope to find more opportunities to sustain and increase our government and emergency response business.

To date, we believe we’ve convinced many officials that paging should play a more prominent role in providing mission critical communications for government emergency teams and first responders, and we hope to convert that support into increased government sales. We understand the wheels of government often grind slowly, so we’re prepared to pursue this initiative for as long as it takes.

With respect to item number six, Network Rationalization Update.
Although our overall merger integration was completed nearly a year ago, we continue to pursue cost efficiencies through one-way network rationalization.

During the third quarter we continued to eliminate redundant locations, consolidate equipment within each site and remove excess capacity, including the removal of an additional 358 transmitters. Year to date, we have added 163 transmitters to meet specific customer requirements and removed 1,181 for a net reduction of 1,018 transmitters. In the fourth quarter we expect to remove more than 900 additional transmitters. By year end we will have moved 120 sites from individual leases to sites covered under our more cost-effective master lease agreements with Global Signal and American Tower.

Network rationalization savings in the third quarter were on track and we will exceed rationalization targets for Q4 and all of 2006.

Our 2007 network rationalization plan will include the estimated net reduction of at least 2,200 transmitters. As part of our future network rationalization plan beginning in 2007, additional telecommunications and satellite savings will be realized with the initial and limited roll out of a new satellite service provider.

Over the next few years we expect a significant net reduction in sites per year that will substantially reduce our long-term operating costs.

And finally, item number seven, Business Goals for 2007. I thought I would share with you today some of our key business goals for 2007.

•	To continue to review and refine our sales and marketing Segmentation approach to our core paging and messaging customers, to enhance revenue opportunities, and to minimize subscriber churn.

•	To identify and pursue new sources of revenue that are complementary to our existing businesses and expertise, and that are consistent with our free cash flow strategy.

•	To further implement our one-way network rationalization plan and gain additional savings through cost efficiencies and site vendor negotiations.

•	To pursue across-the-board business efficiencies and cost containment initiatives to ensure expenses reflect anticipated revenue decline.

•	To continue to run the business consistent with our free cash flow based Mission Statement and return the majority of that cash flow to our shareholders.

With that, I will ask the operator to open up the line for your questions. In order to allow everyone a chance to ask a question, we would ask you to limit your initial questions to one and a single follow-up. After that, the operator will circle back for additional questions as time allows.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you do wish to signal for a question, you may do so by pressing the star key followed by the digit one on your touch-tone phone. Again, that is star one to signal for any questions. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. We will come to you in the order that you signal and take as many questions as time permits. Again, that is star one on your touch-tone phone at this time, and we will pause momentarily.

Our first question will come from Leroy Regner, private investor; please go ahead.

Leroy Regner: Good morning. I’m a USA Mobility shareholder and I would just like to make a brief statement, and end with a simple question.

I feel it’s important that company clearly and broadly and publicize the tax status of the company dividend payment. And if any part of the dividend may be a tax – a non taxable return of capital, I ask that you please so advise us in press releases, quarterly reports, annual reports, shareholder letter, so on. One reason I feel such advice are important is because my experience has been that brokerage firms cannot always be relied upon to correctly report the taxable status of dividend payments, on the annual form 1099s that they provide to their customers.

It seems that I am currently suffering from this particular form of broker error and that my broker reported the 1.50 paid on December 21, 2005 as being a fully taxable distribution. Now in the last few days I’ve come to the understanding that this $1.50 dividend was a non taxable return of capital and my question is, am I correct in this understanding? Thank you.

Tom Schilling: Leroy, thanks for the question. This is Tom Schilling. Yes. It was a non taxable return of capital. As well as the $3 dividend we paid in July We did notify all of the brokerages and Computer Share who distributed the dividend. We also included in our recent announcement declaring a dividend of 65 cents in the fourth quarter, our first regular dividend. that it would be a return of capital.

Leroy Regner: I’m sure you did notify the broker, and I imagine that’s there where the ball was fumbled. And yes, you are correct; you did seem to indicate the non taxable status of the 1.50 in some of your press recent press releases. And it is that that triggered me into doing let’s say this research to find out what the tax status on 1.50 was. But, you know, obviously I have a tax return that has a problem.

Vince Kelly: OK. Leroy, we’re sorry about that. And we will continue to state the tax status of our distributions as they’re declared by the Board.

Leroy Regner: Thank you. And please don’t misunderstand me. I’m not suggesting that there was any problem or that the company did anything wrong in this.

Vince Kelly: Yes, I hear you. We hear you.

Leroy Regner: I’m just hoping there might be some greater publicity with regard to tax status of dividends, because I’m sure there will be many dividends that will be non taxable in the future.

Vince Kelly: Yes, each time we declare one or the Board declares one we will make sure that we also state what the tax status of that is. Just to make double sure, the dividend that we’re going to pay here on December seventh will represent a return of capital to our shareholders.

Leroy Regner: Thank you very much. Thank you for your attention.

Operator: Once again as a reminder to our audience, that is star one on your touch-tone phone to signal for any questions. Again if you are using a speakerphone, please make sure that your mute function is turned off to allow your signals to reach our equipment. Star one at this time.

Vince Kelly: OK. We, do to the wonders of technology can see – all right, here comes a question.

Operator: We have a question from Mark Kaufman, MLK Investments.

Mark Kaufman: Hi, gentlemen. I just had a question as it pertained, of course, to this return of capital issue. In the foreseeable future, do you anticipate those to be also return of capital?

Tom Schilling: We did announce that the fourth quarter dividend will be return of capital in our press release announcing the declaration of the dividend. That’s an item that we will announce each quarter. But yes, for the immediate future, we expect the through 2007 it to continue to be a return of capital.

Mark Kaufman: Thank you.

Operator: And we’ll go next to Ed Kressler, Angelo Gordon.

Ed Kressler: Hi, good morning, guys. Thanks for having the call. A quick question for you, on RPU decline it looks like it’s picked up a little bit. You mentioned that it’s largely due to mix shift, I guess, to the larger accounts, which are lower revenue, generation. But in the future, I mean how do we think about this thing? I mean as we kind of hit, you know, this core that we’re hoping for, in terms of healthcare, and government and large enterprise, I mean that mix shift, will, you know, over time kind of get done. And then we’re just talking about competition with cell phones and other people leaving for other devices, right.

I mean, you know, I can kind of get my hands around running a model, looking at, you know, different customer decline rates. It’s RPU that just is an absolute puzzle to me. I mean is it, you know, in the next two or three years, are we going to see the decline be more related to competition than we are to mix? And how do you think about RPU when you forecast it out over the next several years?

Vince Kelly: I’ll tell you. I mean RPU is, obviously, very different depending on the size of the account and in some cases it’s different depending on the segment that we’re in. But I’ve been looking at this question, myself, and with the management team as we’ve been planning for the future, and just in terms of how are going to manage this company going forward, to maximize the long term cash flow potential that this creature, this communications, this reoccurring billing creature can generate.

And I’ve kind of come to the conclusion that we’re going to break the business out more focused on the vertical segments than we have in the past. And that we have to manage it more like that, instead of traditionally managing it the way we’ve managed it geographically. We’ve all ready got someone running healthcare. We’ve all ready got someone running PCS. We’ve all ready got someone in charge of business development. We still need to find a specific leader for government and a specific leader in several of our other smaller segments.

And what we need to do is continue to look at how we motivate our sales machine, our salespeople in general, and what specific drivers are in the commission plan for the money that they earn. And we need to focus more of that on RPU, and focus more of it on what we call an MRR, a monthly reoccurring revenue model for the sale of other products, or ancillary products and services, that go within those specific segments, specifically, healthcare, government and large enterprise.

So if you look at it now, our sales people are compensated based on a mix of monthly reoccurring revenue, which is aggregate monthly reoccurring revenue from a base that they’re assigned, a retention factor, in other words, a churn mitigation factor, and a PCS or, you know, mobile phone factor. And what we have to do going forward is we don’t want to – we have to be careful, we don’t want to break that which works, right now, the productivity is extremely high. They’re doing extremely well.

But we want to find ways to also incent the RPU, and we want to find ways to incent the segments because, you know, all things being equal, if I put on a sales person, a device in the healthcare segment, and I put on a device in the large enterprise segment, in general, the present value of that healthcare placement is going to be much higher than it is in the large enterprise segment, simply because the net churn rate is much lower in the healthcare segment. So we want to try to incent the right segments and we want to try to incent RPU opportunities within this segment.

And in order to do that, you’ve got to be selling more than just a plain old paging service, because we’re still going to be lowest price of the wireless communications portfolio that any of those given enterprises have.

Now having said all of that, as that relates to the future, as that relates to your specific question, I would imagine you would see less compression within the specific segments by size of account on RPU in the future, than what you’ve seen in the last year. I think there’s been a variety of reasons why we’ve seen some of that come down, some of it competitive in nature when these large accounts just renew. But we haven’t been successful, in my view, of selling those additional applications, and those additional reoccurring revenue opportunities that can help to drive that back up.

So it’s kind of a long winded answer to your question that I would expect to see some level of stabilization within RPU going forward, within a specific segment, not huge decreases.

Ed Kressler: Great. I appreciate your answer. Thanks so much.

Vince Kelly: Sure.

Operator: And we’ll go next David Nelson, Wolf Point Capital.

David Nelson: Hi, guys. Thanks. A quick question on a technology issue that I’m just not familiar with probably, when you all talk about going into the hospitals, or going into government workers and those being kind of a core base, I guess, of consumer it doesn’t change quickly or things like that. If you – in my mind, at least, in a very obviously a completely simply mind adhere, if you take a pager, and you also have a telephone as a doctor, per se, or someone in the hospital, you have two devices you’re carrying around, what stands in the way from getting you from a pager telephone? I know in the past you’ve said that the SMS technology is something that the cell phone providers don’t really want to give away and they don’t want to – and they want to get paid for it, and by using your technology they’re not getting paid, obviously.

Is there something in the future you all see as a way to couple the pager technology, which obviously your sale is that it’s a better technology and it works better in emergency situations and blah, blah, blah. Is there anything that kind of stands in the way to getting to the next step which is combining technology and is that something that even would be a better element to offer the customer, can currently the offering available?

Vince Kelly: You know, I think it would be a great idea. And we’ve tried to do that for years. We’ve struggled with the acceptance from the large cellular providers and frankly even from their industry associations with efforts to do that. Obviously, it’s something that we think would make a lot of sense, because there’s different characteristics of paging, particularly the multiple addressability of paging. In other words, it’s a broadcast technology if everybody that had a phone also had a paging device within that phone, with a common (cap code) for large groups like emergency response, you can send them all the same message very, very quickly, and it’s very efficient from an airtime perspective.

But we’ve not met with a lot of success in that area. It’s not say we won’t continue to try, but I think for the foreseeable future, at least in our business plan, we’re planning on those devices will continue to be separate devices.

David Nelson: OK. Thanks.

Operator: Now we’ll take a follow up from Ed Kressler, your line is open.

Ed Kressler: Hi. Just another quick question. In the – in terms of direct subs in our kind of core verticals, what happened to healthcare in this quarter, I mean it looks like government large enterprise and other were stable to, you know, large enterprise, even quite – much better. But it looks like healthcare had quite a bit of a down tick. Was there a large account that was lost? Or what’s going on there?

Tom Schilling: Yes, Ed, this is Tom. Good question. We do see a lot of is there’s a little bit more fiscal year ends in the third quarter for hospitals. We believe that in the third quarter that resulted, a little bit of an up tick in what we would call annual clean ups of paging units at our hospital customers. Right now, that’s what appears to have happened in the third quarter.

Ed Kressler: OK. So, I mean that’s a seasonal thing in nature, you think, and we were kind of like, you know, maybe a half percent type number over the prior two quarters, we’ve kind of averaged them out. And then we jump up above one. But you think that’s kind of dump it in the third quarter, go back to kind of more normalized in the fourth potentially?

Tom Schilling: Right now, that’s the best we can look at. You know, as we go forward and have annual comparisons that we see next year. The segmentation that we’ve completed is only available back to the fourth quarter of last year. So we’ll see as we go forward, whether those things are seasonal trends that we see within each segment.

Ed Kressler: Got you. OK. And just a comment as well, and this is not to be nitpicking you guys did a great job at the analyst meeting in August, and you’re getting some information out there, which I think is absolutely terrific, so I want to give you kudos for that, first of all. But one little nit-picky thing is the Q hit right around the time of the conference call. It would be great, if we could have the opportunity to kind of review that to get some questions in before – get some understanding in our heads and ask some questions on the conference call. I know you guys are pretty strict about FD, which is fair, but just, you know, get us the opportunity to get through that stuff.

But, you know, at the end of the day, keep up the good work, keep up the information flow, you guys are doing a good job.

Vince Kelly: Fair point. Thank you.

Operator: And at this time, we have no further questions standing by on our question roster. I’d like to turn the call back to Mr. Kelly, for any additional or closing comments.

Vince Kelly: Once again, thank you very much for joining us today. We look forward to speaking to you next quarter, after we release our fourth quarter and year end results. Thanks, and have a great day.

Operator: Thank you everyone for your participation on today’s conference call. You may disconnect at this time.

CONCLUDING COMMENTS:

Mr. Kelly: Once again, thank you for joining us today. We look forward to speaking with you next quarter after we release our fourth quarter and yearend results. Thanks and have a great day!

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